Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

Patapsco Bancorp, Inc. & Subsidiaries

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Patapsco Bancorp, Inc. and subsidiaries, which comprise the consolidated statements of financial condition as of June 30, 2015 and 2014, and the related consolidated statements of operations, statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Salisbury, Maryland

August 19, 2015

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2015 and 2014

(in thousands except for share and per share data)	2015	2014
Assets
Cash on hand and due from banks	$3,807	$4,058
Interest bearing deposits in other financial institutions	15,279	11,008
Total Cash and Cash Equivalents	19,086	15,066
Investment Securities
Available for sale	20,069	25,274
Held to maturity (fair value of $5,698 and $19,582)	5,750	19,962
Loans receivable, net of allowance for loan losses of $2,478 and $2,944, respectively	162,449	159,680
Securities required by law, at cost	1,439	1,437
Real estate acquired through foreclosure and other repossessed assets	776	1,550
Property and equipment, net	2,893	3,050
Accrued interest receivable	535	614
Bank owned life insurance	4,657	2,519
Deferred taxes	729	1,095
Other assets	357	443
Total Assets	$218,740	$230,690
Liabilities, Stockholders’ Equity and Subsequent Events
Deposits:
Non-interest bearing deposits	$11,584	$12,485
Interest bearing deposits	169,355	181,561
Total Deposits	180,939	194,046
Junior subordinated debentures	5,000	5,000
Long-term debt	14,000	14,000
Accrued expenses and other liabilities	2,512	2,109
Total liabilities	202,451	215,155

Stockholders’ equity
Preferred Stock - Series A Cumulative Perpetual; $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $1,000 per share; 6,000 shares issued and outstanding	6,104	6,037
Warrant preferred stock – Series B Cumulative Perpetual; $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $1,000 per share; 300 shares issued and outstanding	288	295
Common stock; $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,974,843 shares and 1,978,843 shares, respectively	20	20
Additional paid-in capital	7,900	7,900
Retained earnings	1,946	1,316
Accumulated other comprehensive income (loss), net of taxes	31	(33)
Total Stockholders’ Equity	16,289	15,535
Total Liabilities and Stockholders’ Equity	$218,740	$230,690

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years Ended June 30, 2015 and 2014

(in thousands except for per share data)	2015	2014
Interest Income:
Loans receivable, including fees	$7,796	$8,086
Investment securities	842	938
Federal funds sold and other investments	18	20
Total Interest Income	8,656	9,044

Interest Expense:
Deposits	1,106	1,373
Short-term debt	5	2
Junior subordinated debentures and long-term debt	417	401
Total Interest Expense	1,528	1,776

Net interest income	7,128	7,268
Provision for loan losses	-	-
Net interest income after provision for loan losses	7,128	7,268

Non-Interest Income:
Fees and service charges	428	478
Gain on sale of securities available for sale	5	52
Other	149	88
Total Non-Interest Income	582	618

Non-Interest Expense:
Compensation and employee benefits	3,250	3,377
Professional fees	1,060	654
Federal deposit insurance assessments	299	276
Equipment expenses	177	138
Net occupancy expense	550	569
Advertising	8	8
Data processing	415	454
Amortization of core deposit intangible	-	39
Telephone, postage and delivery	176	207
Provision for losses on and cost of real estate acquired through foreclosure	53	374
Other	701	592
Total Non-Interest Expense	6,689	6,688

Income Before Provision for Income Taxes	1,021	1,198
Provision for income taxes	331	(962)
Net Income	$690	$2,160
Preferred stock dividends	746	537
Net Income (Loss) Available for Common Stockholders	$(56)	$1,623
Basic earnings per common share	$(0.03)	$0.82
Diluted earnings per common share	$(0.03)	$0.82
Cash dividends declared per common share	$-	$-

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years Ended June 30, 2015 and 2014

(in thousands)	2015	2014
Net income	$690	$2,160
Other comprehensive income:
Reclassification adjustment for gains realized in net loss, net of income taxes of $2 and $21, respectively	(3)	(31)
Unrealized net holding gain on securities available for sale, net of income taxes of $44 and $36, respectively	67	55
Total other comprehensive income	64	24
Total comprehensive income	$754	$2,184

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years Ended June 30, 2015 and 2014

(in thousands except for share data)	Preferred Stock	Warrant Preferred Stock	Common Stock	Additional Paid-In Capital	(Accumulated deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income, Net of Taxes	Total Stockholders’ Equity
Balance at June 30, 2013	$5,969	$303	$20	$7,901	$(784)	$(57)	$13,352

Net income	-	-	-	-	2,160	-	2,160
Total other comprehensive income, net of taxes	-	-	-	-	-	24	24
Accretion of net discount on preferred & warrant preferred stock	68	(8)	-	-	(60)	-	-
Amortization of deferred compensation- restricted stock awards	-	-	-	(1)	-	-	(1)
Balance at June 30, 2014	6,037	295	20	7,900	1,316	(33)	15,535

Net income	-	-	-	-	690	-	690
Total other comprehensive income, net of taxes	-	-	-	-	-	64	64
Accretion of net discount on preferred & warrant preferred stock	67	(7)	-	-	(60)	-	-

Balance at June 30, 2015	$6,104	$288	$20	$7,900	$1,946	$31	$16,289

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended June 30, 2015 and 2014

(in thousands)	2015	2014
Cash flows from operating activities:
Net income	$690	$2,160
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums and discounts, net	116	288
Gain on sale of securities available for sale	(5)	(52)
Amortization of deferred loan origination fees, net of costs	(1)	(4)
Provision for loss on real estate acquired through foreclosure	25	130
Gain on sale of real estate acquired through foreclosure	(58)	(27)
Depreciation	188	202
Amortization of core deposit intangible	-	39
Increase in cash value of bank-owned life insurance	(138)	(73)
Deferred income tax benefit	325	1,149
Deferred tax valuation allowance	-	(2,223)
(Increase) decrease in accrued interest and other assets	165	(54)
Non-cash compensation under stock-based benefit plans	-	(1)
Increase in accrued expenses and other liabilities	403	249
Net cash provided by operating activities	1,710	1,783
Cash flows from investing activities:
Purchase of investments held to maturity	(995)	-
Proceeds from CALL of securities held to maturity	15,190	5,000
Proceeds from maturing securities available for sale and principal repayments on mortgage-backed securities	4,218	6,403
Purchase of securities available for sale	-	(11,365)
Proceeds from sale of securities available for sale	1,005	4,592
Net decrease in loans receivable	(2,775)	(6,205)
Purchase of bank owned life insurance	(2,000)	-
Proceeds from sale of real estate acquired through foreclosure	807	779
Net change in investments required by law	(2)	(149)
Purchases of property and equipment	(31)	(49)
Net cash provided (used) by investing activities	15,417	(994)
Cash flows from financing activities:
Net decrease in deposits	(13,207)	(7,053)
Net increase (decrease) in advance payments by borrowers	100	(450)
Proceeds from long-term borrowings	-	5,000
Net cash used in financing activities	(13,107)	(2,503)
Net increase (decrease) in cash and cash equivalents	4,020	(1,714)
Cash and cash equivalents at beginning of year	15,066	16,780
Cash and cash equivalents at end of year	$19,086	$15,066

Supplemental cash flow information:

Interest paid	$1,451	$1,674
Income taxes paid	-	-
Loans transferred to real estate acquired through foreclosure, net	-	1,529

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Bank). The Bank owns 100% of Prime Business Leasing, Inc. (Prime Leasing), PFSL Holding Corp. (PFSL) and Patapsco Financial Services, Inc. (Patapsco Financial). The primary business of the Bank is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area. The Bank is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans. The Bank is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies. The primary business of Prime Leasing is the servicing of commercial finance leases. In October, 2008 management made a strategic decision to cease the origination of leases. The primary business of PFSL is to hold foreclosed real estate. The primary business of Patapsco Financial is the sale of consumer investment products.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank, Prime Leasing, PFSL, and Patapsco Financial. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the statement of financial condition and income and expenses for the periods then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the fair value of financial instruments, the valuation of real estate acquired through foreclosure, the determination of other-than-temporary impairment on securities and the valuation of deferred tax assets.

Management believes that the allowance for loan losses is adequate. While management uses and considers available information in making the required estimates, additional provisions for losses may be necessary based on changes in economic conditions, particularly in Baltimore and the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Patapsco's allowance for loan losses. Such agencies may require Patapsco to recognize changes to the allowance based on their judgments about information available to them at the time of their examination.

In preparing these financial statements, the Company evaluated the events and transactions that occurred from June 30, 2015 through the date these financial statements were issued, which occurred August 19, 2015.

Significant Concentrations of Credit Risk

Most of the Company’s activities are with customers in the Greater Baltimore Metropolitan Area. Note 2 discusses the types of securities the Company invests in. Note 3 discuss the types of lending that the Company engages in. The Company’s largest lending relationship is $3.2 million.

The Company's residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area. While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company's primary lending area.

The Company has money market investments with one institution, the total of which exceeds the FDIC insurance limitations. This constitutes a concentration of credit risk.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Cash Equivalents

Cash equivalents include short-term investments, with an original maturity of 90 days or less, which consist of interest-bearing deposits in other financial institutions.

Investment Securities

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. As the Company does not engage in securities trading, the balance of its debt securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effects.

Accounting Standards Codification (“ASC”) Topic 320, “Investments – Debt and Equity Securities” clarified the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment.

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flow expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive loss.

For purposes of computing realized gains or losses on the sales of securities, cost is determined using the specific identification method. Premiums and discounts on securities are amortized over the term of the security using the interest method.

Securities Required by Law

Securities required by law represent Federal Reserve Bank of Richmond (“FRB”) and Federal Home Loan Bank of Atlanta stock (“FHLB”), which are considered restricted as to marketability. Management evaluates the Company’s restricted stock in the FHLB and FRB for impairment in accordance with ASC Topic 350, “Accounting by Certain Entities (Including with Trade Receivables) That Lend to or Finance the Activities of Others.” Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. The Company has concluded that the restricted stock investment is not impaired as of June 30, 2015 and 2014.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Consumer loans are generally charged off after they become more than 90 days past due. All other loans are charged off when management concludes that they are uncollectible.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company accounts for loans in accordance with ASC Topic 310, “Receivables,” when due to a deterioration in a borrower’s financial position, the Company grants concessions that would not otherwise be considered. Interest income is recognized on these loans using the accrual method of accounting, provided they are performing in accordance with their restructured terms and are considered collectible.

Loan Fees

Loan origination fees are deferred and amortized to income over the contractual lives of the related loans using the interest method. Certain incremental direct loan origination costs are deferred and recognized over the contractual lives of the related loans using the interest method as a reduction of the loan yield. Deferred fees and costs are combined where applicable and the net amount is amortized.

Allowance for Loan Losses

The allowance for loan losses (“allowance”) consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance represents an amount that, in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible. The allowance represents an estimate made based upon two principles of accounting: (1) ASC Topic 450 “Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) ASC Topic 310, “Receivables,” that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original terms of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience, ranging from the last 12 months to 4 years with the majority using a 3 year historical loss, and consideration of the current economic environment and other qualitative factors that may be subject to change. Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated statement of financial condition. The amount of the reserve for unfunded lending commitments is not material to the consolidated financial statements.

The methodology for assessing the appropriateness of the allowance includes a specific allowance, a formula allowance and a nonspecific allowance. The specific allowance is for risk rated credits on an individual basis. The formula allowance reflects historical losses by credit category. The nonspecific allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the specific allowance or the formula allowance. The factors used in determining the nonspecific allowance include trends in delinquencies, trends in volumes and terms of loans, the size of loans relative to the allowance, the quality of the risk identification system and credit administration and local and national economic trends. These factors are applied to each segment of the loan portfolio and consider the characteristics contained thereof. If circumstances differ materially from the assumptions used in determining the allowance, future adjustments to the allowance may be necessary and results of operations could be affected. Because events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Commercial Lending - The Company originates commercial loans primarily to businesses located in its primary market area and surrounding areas. These loans are used for various business purposes which include short-term loans, lines of credit to finance machinery and equipment purchases, inventory, and accounts receivable. Generally, the maximum term for loans extended on machinery and equipment is based on the projected useful life of such machinery and equipment. Most business lines of credit are written on demand and may be renewed annually.

Commercial loans are generally secured with short-term assets. However, in many cases additional collateral such as real estate is provided as additional security for the loan. Loan-to-value maximum values have been established by the Company and are specific to the type of collateral. Collateral values may be determined using invoices, inventory reports, accounts receivable aging reports, collateral appraisals, collateral brokers price opinions (“BPO’s”), etc.

In underwriting commercial loans, an analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral, as well as an evaluation of conditions affecting the borrower is performed. Analysis of the borrower’s past, present, and future cash flows is also an important aspect of the Company’s analysis.

Commercial loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.

Commercial Real Estate Lending - The Company engages in commercial real estate lending in its primary market area and surrounding areas. The Company’s commercial real estate loan portfolio is secured primarily by commercial retail space, office buildings, and hotels. Generally, commercial real estate loans have terms that do not exceed 20 years, have loan-to-value ratios of up to 80% of the appraised value of the property, and are typically secured by personal guarantees of the borrowers.

In underwriting these loans, the Company performs a thorough analysis of the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the property securing the loan. Appraisals on properties securing commercial real estate loans originated by the Company are performed by independent appraisers.

Commercial real estate loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.

Commercial Real Estate Construction Lending - The Company engages in commercial real estate construction lending in its primary market area and surrounding areas. The Company’s commercial real estate construction lending consists of commercial and residential site development loans as well as commercial building construction and residential housing construction loans.

The Company’s commercial real estate construction loans are generally secured with the subject property. Terms of construction loans depend on the specifics of the project, such as: estimated absorption rates, estimated time to complete, etc.

In underwriting commercial real estate construction loans, the Company performs a thorough analysis of the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the project using feasibility studies, market data, etc. Appraisals on properties securing commercial real estate loans originated by the Company are performed by independent appraisers.

Commercial real estate construction loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.

Residential Lending - One-to-four family residential loan originations are generated by the Company’s marketing efforts, its present customers, walk-in customers, and referrals. These loans originate primarily within the Company’s market area or with customers primarily from the market area.

The Company offers fixed-rate and adjustable-rate mortgage loans with terms up to a maximum of 30 years for both permanent structures and those under construction. The Company’s one-to-four-family residential originations are secured primarily by properties located in its primary market area and surrounding areas. The majority of the Company’s residential loans originate with a loan-to-value of 80% or less. Loans in excess of 80% are required to have private mortgage insurance.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In underwriting one-to-four family residential loans, the Company evaluates both the borrower’s ability to make monthly payments and the value of the property securing the loan. Properties securing residential loans made by the Company are appraised by independent fee appraisers. The Company generally requires borrowers to obtain an attorney’s title opinion or title insurance, as well as fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. The Company has not engaged in subprime residential originations.

Consumer Lending - The Company offers a variety of secured and unsecured consumer loans, including home equity lines of credit, home equity loans, and loans secured by savings deposits primarily within the Company’s market area or with customers primarily from the market area.

Home equity lines of credit are secured by the borrower’s primary residence with a maximum loan-to-value of 90% and a maximum term of 20 years.

In underwriting home equity lines of credit, a thorough analysis of the borrower’s willingness and financial ability to repay the loan as agreed is performed. The ability to repay is determined by the borrower’s employment history, current financial conditions, and credit background. The analysis is based primarily on the customer’s ability to repay and secondarily on the collateral or security.

Home equity lines of credit and consumer loans secured by savings deposits generally present a lower level of risk than other types of consumer loans because they are secured by the borrower’s primary residence or deposit accounts held at the Company, respectively.

A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of insignificant delay in payment if the Company expects to collect all amounts due, including past-due interest. The Company generally considers a period of insignificant delay in payment to include delinquency up to and including 90 days. Impairment is measured through a comparison of the loan’s carrying amount to the present value of its expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller-balance homogeneous loans are evaluated collectively for impairment. Accordingly, the Company does not separately identify individual residential first and second mortgage loans and consumer installment loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due. The evaluation of the need and amount of a specific allocation of the allowance and whether a loan can be removed from impairment status is made on a quarterly basis. The Company’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful, and loss. Loans classified special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weakness may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristics that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In addition, federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Property and Equipment

Land is carried at cost. Property and equipment are stated at cost less accumulated depreciation computed by use of the straight-line method over the estimated useful lives of the related assets. Additions and betterments are capitalized and costs of repairs and maintenance are expensed when incurred. The related costs and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

Real Estate Acquired Through Foreclosure and Other Repossessed Assets

Real estate acquired through foreclosure and other repossessed assets are initially recorded at the estimated fair value, net of estimated selling costs, and subsequently at the lower of carrying cost or fair value less estimated costs to sell. Fair value is determined utilizing third party appraisals, broker price opinions or other similar methods. Fair value is updated at least annually and more often if circumstances dictate. Costs relating to holding such property are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached.

Bank Owned Life Insurance

The Bank has purchased life insurance contracts on certain officers and is the sole owner and primary beneficiary of the policies. Income from these contracts will be used to offset or recover increasing costs associated with employee benefits. Cash value totaled $4.7 million and $2.5 million at June 30, 2015 and 2014, respectively.

Deferred Income Taxes

Deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

Income (Loss) per Share

Basic earnings per common share amounts are based on the weighted average shares of common stock outstanding. Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Net income (numerator) was adjusted for preferred stock dividends for all affected periods presented.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Year Ended
	June 30, 2015		June 30, 2014
(in thousands, except per share data)	Basic	Diluted	Basic	Diluted
Net income (loss) available for common stockholders	$(56)	$(56)	$1,623	$1,623
Weighted average common shares outstanding	1,975	1,975	1,976	1,976
Dilutive shares	-	-	-	-
Diluted weighted average shares outstanding	1,975	1,975	1,976	1,976
Per share amount	$(0.03)	$(0.03)	$0.82	$0.82

At June 30, 2015 and June 30, 2014, there were no stock options outstanding.

Stock-Based Compensation

In accordance with ASC Topic 718 “Compensation – Stock Compensation,” the Company records compensation costs related to share-based payment transactions in the financial statements over the period that an employee provides services in exchange for the award using the modified prospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively, and to record compensation cost prospectively on the non-vested portion, at the date of adoption of ASC Topic 718, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method.

Intangible Assets

Acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives, which for the Company is 10 years. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of intangible assets may be impaired.

Intangible assets were composed of the following:

(In thousands)	June 30, 2015		June 30, 2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Amortizable intangible assets, acquisition of deposit accounts	$516	$516	$516	$516

There was no Amortization expense for the year ended June 30, 2015 and $39,000 for the year ended June 30, 2014.

Long-Lived Assets

The carrying value of long-lived assets and certain identifiable intangibles, including goodwill, is reviewed by the Bank for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, as prescribed in ASC Topic 360 Property, Plant and Equipment. As of June 30, 2015 and June 30, 2014, certain loans existed in which management considered impaired.

Advertising Costs

The Company expenses advertising costs as they are incurred.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Segment Reporting

The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, and mortgage operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

Reclassification

Certain prior year’s amounts have been reclassified to conform to the current year’s presentation. Such reclassifications had no impact on the Company’s stockholders’ equity or net loss.

Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or personal guarantees supporting these commitments. The Company had $478,000 and $656,000 of standby letters of credit as of June 30, 2015 and June 30, 2014, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The amount of the liability as of June 30, 2015 and June 30, 2014 for guarantees under standby letters of credit issued is not material.

Off Balance Sheet Arrangements

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when funded.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expensed during the reporting period. Actual results could differ from those estimates.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

New Accounting Pronouncements

The FASB has issued several exposure drafts which, if adopted, would significantly alter the Company’s (and all other financial institutions’) method of accounting for, and reporting, its financial assets and some liabilities from a historical cost method to a fair value method of accounting as well as the reported amount of net interest income. Also, the FASB has issued several exposure drafts regarding a change in the accounting for leases. Under this exposure draft, the total amount of “lease rights” and total amount of future payments required under all leases would be reflected on the balance sheets of all entities as assets and debt. If the changes under discussion in either of these exposure drafts are adopted, the financial statements of the Company could be materially impacted as to the amounts of recorded assets, liabilities, capital, net interest income, interest expense, depreciation expense, rent expense and net income. The Company has not determined the extent of the possible changes at this time. The exposure drafts are in different stages of review, approval and possible adoption.

ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, is expected to eliminate diversity in practice as it provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss (NOL) carryforward, a similar tax loss, or a tax credit carryforward exists. The changes were effective for the Company during the third calendar quarter of 2014. Adoption of this ASU had no impact on the financial statements of the Company.

In May 2014, the FASB and the International Accounting Standards Board (the "IASB") jointly issued a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under GAAP and International Financial Reporting Standards ("IFRS"). Previous revenue recognition guidance in GAAP comprised broad revenue recognition concepts together with numerous revenue requirements for particular industries or transactions, which sometimes resulted in different accounting for economically similar transactions. In contrast, IFRS provided limited revenue recognition guidance and, consequently, could be difficult to apply to complex transactions. Accordingly, the FASB and the IASB initiated a joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and IFRS that would: (1) Remove inconsistencies and weaknesses in revenue requirements; (2) Provide a more robust framework for addressing revenue issues; (3) Improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; (4) Provide more useful information to users of financial statements through improved disclosure requirements; and (5) Simplify the preparation of financial statements by reducing the number of requirements to which an entity must refer. To meet those objectives, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers." The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies generally will be required to use more judgment and make more estimates than under current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The standard is now effective for public entities for interim and annual periods beginning after December 15, 2017; early adoption is not permitted. For financial reporting purposes, the standard allows for either full retrospective adoption, meaning the standard is applied to all of the periods presented, or modified retrospective adoption, meaning the standard is applied only to the most current period presented in the financial statements with the cumulative effect of initially applying the standard recognized at the date of initial application. The Company is currently evaluating the provisions of ASU No. 2014-09 and will be closely monitoring developments and additional guidance to determine the potential impact the new standard will have on the Company's Consolidated Financial Statements.

In June 2014, the FASB issued ASU No. 2014-12, "Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period." The amendments in the ASU require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation - Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The amendments in this ASU are effective for interim or annual reporting periods beginning after December 15, 2015; early adoption is permitted. Entities may apply the amendments in this ASU either: (1) prospectively to all awards granted or modified after the effective date; or (2) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. As of June 30, 2014, the Company did not have any share-based payment awards that include performance targets that could be achieved after the requisite service period. As such, the adoption of ASU No. 2014-12 is not expected to have a material impact on the Company's Consolidated Financial Statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

ASU 2014-11, “Transfers and Servicing (Topic 860).” ASU 2014-11 requires that repurchase-to-maturity transactions be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. In addition, ASU 2014-11 requires separate accounting for repurchase financings, which entails the transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty. ASU 2014-11 requires entities to disclose certain information about transfers accounted for as sales in transactions that are economically similar to repurchase agreements. In addition, ASU 2014-11 requires disclosures related to collateral, remaining contractual tenor and of the potential risks associated with repurchase agreements, securities lending transactions and repurchase-to-maturity transactions. ASU 2014-11 became effective for us on July 1, 2015 and did not have a significant impact on our financial statements.

ASU 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20) – Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items, which, among other things, required an entity to segregate extraordinary items considered to be unusual and infrequent from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. ASU 2015-01 is effective for us beginning July 1, 2016, though early adoption is permitted. ASU 2015-01 is not expected to have a significant impact on our financial statements.

ASU 2015-02, “Consolidation (Topic 810) – Amendments to the Consolidation Analysis.” ASU 2015-02 implements changes to both the variable interest consolidation model and the voting interest consolidation model. ASU 2015-02 (i) eliminates certain criteria that must be met when determining when fees paid to a decision maker or service provider do not represent a variable interest, (ii) amends the criteria for determining whether a limited partnership is a variable interest entity and (iii)  eliminates the presumption that a general partner controls a limited partnership in the voting model. ASU 2015-02 will be effective for us on July 1, 2017 and is not expected to have a significant impact on our financial statements.

ASU 2015-03, “Interest - Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in ASU 2015-03. ASU 2015-03 will be effective for us on July 1, 2016, though early adoption is permitted. ASU 2015-03 is not expected to have a significant impact on our financial statements.

ASU 2015-05, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40) – Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” ASU 2015-05 addresses accounting for fees paid by a customer in cloud computing arrangements such as (i) software as a service, (ii) platform as a service (iii) infrastructure as a service and (iv) other similar hosting arrangements. ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. ASU 2015-05 will be effective for us on July 1, 2016 and is not expected to have a significant impact on our financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In May 2015, the FASB Issued ASU 2015-09, “Financial Services-Insurance: Disclosures About Short-Duration Contracts.” ASU 2015-09 requires entities to provide additional disclosures about the liability for unpaid claims and claim adjustment expenses to increase the transparency of significant estimates. ASU 2015-09 also requires entities to disclose information about significant changes in methodologies and assumption used to calculate the liability for unpaid claims and claim adjustment expenses, including reasons for the change and the effects on the financial statements. ASU 2015-09 also requires entities to disclose a rollforward of the liability of unpaid claims and claim adjustment expense for annual and interim reporting periods. The effective date of ASU 2015-09 is for annual reporting periods beginning after December 15, 2015, and interim reporting periods within annual period beginning after December 15, 2016. ASU 2015-09 is not expected to have any impact on the Company’s financial position, cash flows or results of operations.

(2)	Investment Securities

Investment securities are summarized as follows as of June 30:

	2015
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
Available For Sale
U.S. Government agencies	$1,000	$6	$-	$1,006
Mortgage-backed securities, residential	2,180	8	(3)	2,185
Collateralized mortgage obligations	16,837	110	(70)	16,878
	$20,017	$124	$(73)	$20,069
Held to Maturity
U.S. Government agencies	$5,750	$4	$(56)	$5,698
	$5,750	$4	$(56)	$5,698

	2014
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
Available For Sale
Corporate bonds	$1,000	$1	$-	$1,001
U.S. Government agencies	1,000	-	(14)	986
Mortgage-backed securities, residential	2,724	5	-	2,729
Collateralized mortgage obligations	20,604	96	(142)	20,558
	$25,328	$102	$(156)	$25,274
Held to Maturity
U.S. Government agencies	$19,962	$1	$(381)	$19,582
	$19,962	$1	$(381)	$19,582

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The contractual maturities of investment securities at June 30, 2015 are as follows:

(In thousands)

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due in less than one year	$-	$-	$-	$-
Due in one to five years	-	-	-	-
Due after five through ten years	-	-	-	-
Due after ten years	1,000	1,006	5,750	5,698
Mortgage-backed securities, residential	2,180	2,185	-	-
Collateralized mortgage obligations	16,837	16,878	-	-
	$20,017	$20,069	$5,750	$5,698

During the years ended June 30, 2015 and 2014, $1.0 million and $4.6 million in gross proceeds were received on securities sold at a gross gain of $5,000 and $52,000, respectively, using the specific identification method.

All mortgage-backed securities and collateralized mortgage obligations in the portfolio were comprised of securities issued by U.S. Government agencies.

During the year ended June 30, 2013 the Bank’s federal funds accommodation line with their correspondent bank became unsecured so there was no longer a requirement to pledge Investment Securities as collateral. Securities, issued by agencies of the federal government, with a carrying value of $2.3 million and $3.2 million on June 30, 2015 and 2014, respectively, were pledged to secure the Company’s borrowing capacity at the Federal Reserve’s discount window.

The following table shows the Company’s investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2015.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Mortgage-backed securities, residential	$776	$(3)	$-	$-	$776	$(3)
Collateralized mortgage obligations	1,370	(5)	3,170	(65)	4,540	(70)
Total Temporarily Impaired Securities	$2,146	$(8)	$3,170	$(65)	$5,316	$(73)

At June 30, 2015, the Company had 8 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to Mortgage-backed securities and agency collateralized mortgage obligations. The decline in fair value is considered temporary and is primarily due to interest rate fluctuations. The Company does not have the intent to sell these securities, and it is more likely than not that it will not be required to sell the securities prior to their recovery. None of the individual unrealized losses are significant. The Company continues to monitor the unrealized loss positions in its securities and tests for possible impairment on a quarterly basis.

The following table shows the Company’s investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2014.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$-	$-	$986	$(14)	$986	$(14)
Collateralized mortgage obligations	6,013	(29)	4,748	(113)	10,761	(142)
Total Temporarily Impaired Securities	$6,013	$(29)	$5,734	$(127)	$11,747	$(156)

At June 30, 2014, the Company had 14 securities in an unrealized loss position. Unrealized losses detailed above relate primarily to U.S. Government agency bonds and agency collateralized mortgage obligations. The decline in fair value is considered temporary and is primarily due to interest rate fluctuations. The Company does not have the intent to sell these securities, and it is more likely than not that it will not be required to sell the securities prior to their recovery. None of the individual unrealized losses are significant. The Company continues to monitor the unrealized loss positions in its securities and tests for possible impairment on a quarterly basis.

(3)	Loans and Related Allowance for Loan Losses

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met. Commitments are generally funded from loan principal repayments, excess liquidity and deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Substantially all of the Company's outstanding commitments at June 30, 2015 and 2014 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts. The Company's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

Outstanding commitments to extend credit are as follows:

	June 30, 2015
(In thousands)	Fixed rate	Floating rate
Commercial business loans	$725	$-
Real estate loans	1,064	2,673
Undisbursed lines of credit	5,573	4,674
	$7,362	$7,347

	June 30, 2014
(In thousands)	Fixed rate	Floating rate
Real estate loans	$2,039	$3,419
Undisbursed lines of credit	4,992	3,534
	$7,031	$6,953

As of June 30, 2015 and 2014, the Company was servicing loans for the benefit of others in the amount of $4,504,000 and $5,727,000, respectively. These balances represent commercial and commercial real estate participations sold. No servicing assets or liabilities have been recognized on these transactions as the Company has determined that the benefits of servicing are just adequate to compensate the servicer for its servicing responsibilities.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, officers, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The following table presents a summary of the activity of loans receivable from related parties:

(in thousands)	At June 30,
	2015	2014
Beginning balance	$1,010	$1,316
New loans or draws on existing loans	50	145
Loan repayments	(1,010)	(451)
Ending balance	$50	$1,010

The following tables summarize the allowance for loan losses and recorded investment in loans receivable:

(in thousands)		Commercial
	Commercial	Real Estate	Construction	Residential	Consumer	Total
Allowance for credit losses:
Beginning balance at July 1, 2014:	$1,686	$850	$118	$113	$177	$2,944
Provisions	(81)	(92)	86	120	(33)	-
Charge-offs	(328)	(105)	-	(111)	(25)	(569)
Recoveries	18	-	-	20	65	103
Ending balance at June 30, 2015	$1,295	$653	$204	$142	$184	$2,478

Ending balance: individually evaluated for impairment	$520	$250	$-	$-	$-	$770
Ending balance: collectively evaluated for impairment	$775	$403	$204	$142	$184	$1,708

(in thousands)		Commercial
As of June 30, 2015	Commercial	Real Estate	Construction	Residential	Consumer	Total
Loan receivables:
Ending balance	$26,855	$44,403	$3,939	$84,040	$5,690	$164,927
Ending balance: individually evaluated for impairment	$1,668	$1,710	$-	$110	-	$3,488

Ending balance: collectively evaluated for impairment	$25,187	$42,693	$3,939	$83,930	$5,690	$161,439

		Commercial
(in thousands)	Commercial	Real Estate	Construction	Residential	Consumer	Total
Allowance for credit losses:
Beginning balance at July 1, 2013:	$1,432	$630	$692	$96	$162	$3,012
Provisions	209	17	(358)	41	91	0
Charge-offs	(1)	(97)	(400)	(24)	(161)	(683)
Recoveries	46	300	184	-	85	615
Ending balance at June 30, 2014	$1,686	$850	$118	$113	$177	$2,944

Ending balance: individually evaluated for impairment	$940	$250	$-	$-	$-	$1,190
Ending balance: collectively evaluated for impairment	$746	$600	$118	$113	$177	$1,754

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)		Commercial
As of June 30, 2014	Commercial	Real Estate	Construction	Residential	Consumer	Total
Loan receivables:
Ending balance	$35,084	$47,064	$2,537	$70,780	$7,159	$162,624
Ending balance: individually evaluated for impairment	$4,950	$1,031	$-	$77	3	$6,061
Ending balance: collectively evaluated for impairment	$30,134	$46,033	$2,537	$70,703	$7,156	$156,563

As of June 30, 2015 and June 30, 2014, the allowance for loan losses included an unallocated excess amount of $512,000 and $321,000, respectively. The unallocated allowance was spread to the various loan categories proportionately based on their relative size of the allocated loan losses excluding the allocated amount. Management is comfortable with this amount as they feel the amount is adequate to absorb inherent potential losses in the loan portfolio.

The following tables set forth information with respect to the Company’s impaired loans by portfolio class:

(in thousands)	Recorded	Unpaid Principal	Related	Average Recorded	Interest Income
As of June 30, 2015	Investment	Balance.	Allowance	Investment	Recorded
Impaired loans with no related allowance recorded:
Commercial Business	$574	$2,709	$-	$2,407	$76
Commercial real estate	1,124	1,229	-	577	64
Construction	-	-	-	24	-
Residential	110	128	-	82	3
Consumer	-	-	-	4	-

Impaired loans with an allowance recorded:
Commercial business	$1,093	$1,838	$520	$1,579	$-
Commercial real estate	587	639	250	601	-

Total impaired loans:
Commercial business	$1,667	$4,547	$520	$3,986	$76
Commercial real estate	1,711	1,868	250	1,178	64
Residential	110	128	-	82	3
Consumer	-	-	-	4	-

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)	Recorded	Unpaid Principal	Related	Average Recorded	Interest Income
As of June 30, 2014	Investment	Balance.	Allowance	Investment	Recorded
Impaired loans with no related allowance recorded:
Commercial business	$2,680	$4,814	$-	$2,790	$145
Commercial real estate	409	409	-	1,274	26
Construction	-	-	-	24	-
Residential	77	77	-	92	3
Consumer	3	3	-	13	-

Impaired loans with an allowance recorded:
Commercial business	$2,270	$3,446	$940	$2,283	$8
Commercial real estate	622	674	250	441	-
Construction	-	-	-	526	-

Total impaired loans:
Commercial business	$4,950	$8,260	$940	$5,073	$153
Commercial real estate	1,031	1,083	250	1,715	26
Construction	-	-	-	550	-
Residential	77	77	-	92	3
Consumer	3	3	-	13	-

Management uses an eight point internal risk rating system to monitor the credit quality of the overall loan portfolio. The first four categories are considered not criticized, and are aggregated as “Pass” rated. Risks Ratings One through Three are deemed “acceptable”. Four rated credits require a quarterly review, because potential weakness in some form may exist. The criticized rating categories utilized by management generally follow bank regulatory definitions. The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification. Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, may be on non-accrual, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. Loans greater than 90 days past due are considered Substandard. Loans in the Doubtful category are on non-accrual and have a definite loss of an undetermined amount. The portion of any loan that represents a specific allocation of the allowance for loan losses is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with several layers of internal and external oversight. Generally, consumer and residential loans are included in the Pass categories unless a specific action, such as a delinquency, bankruptcy, repossession or death occurs to raise awareness of a possible credit event. The Company’s Commercial Loan Officers are responsible for timely and accurate risk rating of the loans in their portfolios at origination and on an ongoing basis. Commercial Loans, Commercial Real Estate Loans, Construction Loans, Residential Loans, and Consumer Loans that are greater than 30 days past due are individually reviewed on a monthly basis and reported to the Board of Directors. In addition, all Commercial, Commercial Real Estate, Construction, Residential and Consumer Loans rated Four through Eight are evaluated with a detailed review, including plans for resolution, and presented to the Watch Committee quarterly. Loans in the Special Mention, Substandard and Doubtful categories are evaluated for impairment and are given separate consideration in the determination of the allowance. The Company engages an external consultant to conduct loan reviews every twelve to eighteen months. Generally, the external consultant randomly reviews relationships within the Commercial and Commercial Real Estate portfolios with an emphasis on loans over $500,000, concentrations, criticized assets, non-performing and Regulation O Loans.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table sets forth information with respect to the Company’s credit quality indicators as of June 30, 2015 and 2014.

(in thousands)

Commercial Credit Exposure

Credit Risk Profile by Internally

Assigned Grade

	Commercial		Commercial Real Estate		Construction		Residential
	2015	2014	2015	2014	2015	2014	2015	2014
Pass	$21,892	$26,393	$39,419	$42,972	$3,939	$2,537	$82,536	$69,764
Special Mention	1,398	5,309	3,384	2,608	-	-	441	318
Substandard	3,565	2,380	1,600	1,484	-	-	1,063	698
Doubtful	-	1,002	-	-	-	-	-	-
Total	$26,855	$35,084	$44,403	$47,064	$3,939	$2,537	$84,040	$70,780

Consumer Credit Exposure

Credit Risk Profile by Internally

Assigned Grade

	Consumer
	2015	2014
Performing	$5,690	$7,156
Nonperforming	-	3
Total	$5,690	$7,159

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of June 30, 2015 and 2014:

	June 30, 2015
(in thousands)			Greater Than
	30-59	60-89	90 Days	Total		Non-
	Days	Days	and Still	Past		Accrual	Total
	Past Due	Past Due	Accruing	Due	Current	Loans	Loans
Commercial	$302	$-	$-	$302	$25,313	$1,240	$26,855
Commercial real estate	-	-	-	-	43,092	1,311	44,403
Construction	-	-	-	-	3,939	-	3,939
Residential	122	-	-	122	83,808	110	84,040
Consumer	14	-	-	14	5,676	-	5,690
Total	$438	$-	$-	$438	$161,828	$2,661	$164,927

	June 30, 2014
(in thousands)			Greater Than
	30-59	60-89	90 Days	Total		Non-
	Days	Days	and Still	Past		Accrual	Total
	Past Due	Past Due	Accruing	Due	Current	Loans	Loans
Commercial	$209	$-	$-	$209	$32,430	$2,445	$35,084
Commercial real estate	-	-	-	-	46,442	622	47,064
Construction	-	-	-	-	2,537	-	2,537
Residential	330	-	-	330	70,373	77	70,780
Consumer	60	5	-	60	7,091	3	7,159
Total	$599	$5	$-	$604	$158,873	$3,147	$162,624

The following table summarizes information relative to troubled debt restructurings by loan portfolio class:

(in thousands)	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment

June 30, 2015
Commercial	$3,020	$3,020	$522
Commercial Real Estate	1,208	1,208	986

During the fiscal years ended June 30, 2015 and June 30, 2014, the Company did not restructure any loans. The Company did not have any commitment to lend additional funds on troubled debt restructurings at both June 30, 2015 and 2014. Restructured loans are subject to periodic credit reviews to determine the necessity and adequacy of a specific loan loss allowance based on the collectability of the recorded investment in the restructured loan.

As of June 30, 2015, there were five loans which represented troubled debt restructures with an outstanding balance of $1.5 million. Of these troubled restructure loans, two loans with a total balance of $948,000 were performing in accordance with the restructured terms of the loan; whereas the remaining three loans were being accounted for on a non-accrual status: two commercial real estate loans with a carrying value totaling $587,000, and a $95,000 commercial loan. Three forbearance agreements were negotiated during fiscal year 2009; while the remaining two were negotiated in fiscal year 2011 and modified during the current fiscal year.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

There is forbearance agreements on all loans currently classified as troubled debt restructures. The terms of these forbearance agreements vary whereby principal payments have been decreased, interest rates have been reduced, and/or the loan will be repaid as collateral is sold.

As a result of adopting the amendments in Accounting Standards Update No. 2011-02, the Company reassessed all troubled debt restructurings that occurred on or after the beginning of the current fiscal year of July 1, 2011, for identification as troubled debt restructurings. The Company identified no loans for which the allowance for loan losses had previously been measured under a general allowance of credit losses methodology that are now considered troubled debt restructurings in accordance with Accounting Standards Update No. 2011-02.

(4)	Real Estate Acquired Through Foreclosure and Other Repossessed Assets

At June 30, 2015 and 2014, the Company had real estate acquired through foreclosure and other repossessed assets of $776,000 and $1,550,000, respectively. Operating expenses, net of rental income, was $84,000 and $271,000 for the years ended June 30, 2015 and June 30, 2014, respectively.

Real estate acquired through foreclosure is presented net of allowance for losses. An analysis of the allowance for losses on real estate acquired through foreclosure is as follows:

	Years Ended June 30,
(in thousands)	2015	2014
Balance at beginning of year	$35	$359
Provision for losses	26	130
Charge-offs	(61)	(454)
Balance at end of year	$-	$35

Expenses applicable to real estate acquired through foreclosure include the following:

	Years Ended June 30,
(in thousands)	2015	2014
Provision for losses	$26	$130
Gain on sale of real estate acquired through foreclosure	(57)	(27)
Operating expenses, net of rental income	84	271
Total	$53	$374

(5)	Property and Equipment

Property and equipment are summarized as follows at June 30:

(In thousands)	2015	2014	Estimated Useful lives
Land	$152	$152	-
Building and improvements	4,508	4,508	30 - 40 years
Leasehold improvements	238	238	3 - 10 years
Furniture, fixtures and equipment	3,511	3,480	3 - 10 years
Total, at cost	8,409	8,378
Less accumulated depreciation	5,516	5,328
Property and equipment, net	$2,893	$3,050

Rent expense was $214,000 and $218,000 in the years ended June 30, 2015 and 2014, respectively.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At June 30, 2015, the minimal rental commitments under non-cancellable operating leases relating to branch facilities are as follows:

Year ending June 30,
2016	$206,000
2017	206,000
2018	206,000
2019	195,000
2020	194,000
Thereafter	720,000
$1,727,000

(6)	Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000 was approximately $14,306,000 and $18,234,000 at June 30, 2015 and 2014, respectively.

At June 30, 2015, the scheduled maturities of certificates of deposit are as follows:

(In thousands)

Year ending June 30,
2016	$26,003
2017	10,226
2018	3,607
2019	2,180
2020	7,645
Thereafter	45
$49,706

Deposit balances of executive officers and directors as well as their controlling interests were approximately $619,000 and $1.6 million at June 30, 2015 and 2014, respectively.

(7)	Junior Subordinated Debentures

On October 31, 2005, Patapsco Statutory Trust I, a Connecticut statutory business trust and an unconsolidated wholly-owned subsidiary of the Company, issued $5 million of capital trust pass-through securities to investors. The interest rate was fixed for the first seven years at 6.465%. Thereafter, the interest rate adjusts on a quarterly basis at the rate of the three month LIBOR plus 1.48%. Patapsco Statutory Trust I purchased $5,155,000 of junior subordinated deferrable interest debentures from the Company. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The Company has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by the Company on or after October 31, 2010, at par. The capital securities must be redeemed upon final maturity of the subordinated debentures on December 31, 2035.

On May 6, 2010, the Company’s Board of Directors determined to suspend interest payments on the trust preferred securities. The Company’s Board of Directors took this action in consultation with the Federal Reserve Bank of Richmond as required by recent regulatory policy guidance. At June 30, 2015, cumulative unpaid interest totaled $1,237,000. This amount has been accrued in the consolidated financial statements. The Indenture Agreement states the Company shall have the right, from time to time and without causing an event of default, to defer payments of interest on the debt securities by extending the interest distribution period on the debt securities at any time and from time to time during the term of the debt securities, for up to twenty consecutive quarterly periods.  During the second quarter of 2015, the Company amended the agreements with the trustee in order to extend the deferral period an additional two quarters, thus allowing the Company to defer up to twenty-two consecutive quarters. Since the Company started to defer interest payments in June 2010, the Company may continue to defer interest payments through the September 2015 payment, which is due on December 14, 2015, without causing an event of default.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(8)	Borrowings

At June 30, 2015 and 2014, the Bank had an agreement under a blanket-floating lien with the Federal Home Loan Bank of Atlanta providing the Bank a line of credit of $55.2 million and $57.5 million, respectively. Borrowings totaled $14.0 million at June 30, 2015 and 2014, respectively. The Bank is required to maintain as collateral for its FHLB borrowings qualified mortgage loans in an amount greater than 100% of the outstanding advances. This amount totaled $117.9 million at June 30, 2015. At June 30, 2015 the Bank had an unsecured Federal Funds accommodation with the Pacific Coast Bankers’ Bank of $3.8 million, and may also borrow from the Federal Reserve Bank Discount Window. At June 30, 2015, the Bank has pledged securities in the amount of $2.3 million to collateralize Federal Reserve Bank lines of credit, of which there were no balances outstanding on either of these lines of credit. At June 30, 2015 and 2014, all borrowings are at fixed rates.

At June 30, the scheduled maturities of borrowings are as follows:

	2015		2014
(In thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Under 12 months	$5,000	0.54%	$—	—%
12 months to 24 months	—	—	5,000	0.54
24 months to 36 months	6,000	3.25	—	—
36 months to 48 months	3,000	2.59	6,000	3.25
48 months to 60 months	—	—	3,000	2.59
60 months to 120 months	—	—	—	—
	$14,000	2.14%	$14,000	2.14%

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at June 30, 2015 are detailed below:

Balance	Rate	Maturity	Call\Conversion feature
$3,000,000	2.59%	10/09/2018	Callable on 10/12/2010 and every three months thereafter

(9)	Income Taxes

The provision for income taxes is comprised of the following for the years ended June 30:

(In thousands)	2015	2014
Current:
Federal	$(57)	$77
State	7	35
Total Current Income Tax Expense	(50)	112
Deferred:
Federal	49	666
State	79	176
Deferred tax valuation allowance	253	(1,916)
Total Deferred Income Tax Expense (Benefit)	381	(1,074)
Total Income Tax Expense	$331	$(962)

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The net deferred tax asset consists of the following at June 30:

(In thousands)	2015	2014
Allowance for losses on loans and leases	$978	$1,162
Allowance for loss on sale of real estate owned	-	14
Net operating loss carryforward	913	997
Reserve for uncollectable interest	2	1
Deferred compensation	38	44
Unrealized loss on securities available for sale	-	21
Other	20	57
Total deferred tax assets	1,951	2,296

Unrealized gains on securities available for sale	(20)	-
Purchase accounting adjustment	(33)	(36)
Federal Home Loan Bank stock dividends	(168)	(168)
Depreciation	(88)	-
Other	-	-
Total deferred tax liabilities	(309)	(204)
Net deferred tax asset, before valuation allowance	$1,642	$2,092
Valuation allowance	(913)	(997)
Net deferred tax asset, after valuation allowance	$729	$1,095

Deferred tax assets are deferred tax consequences attributable to deductible temporary differences and carryforwards. After the deferred tax asset has been measured using the applicable enacted tax rate and provisions of the enacted tax law, it is then necessary to assess the need for a valuation allowance. A valuation allowance is needed when, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. As required by generally accepted accounting principles, available evidence is weighted heavily on cumulative losses with less weight placed on future projected profitability. Realization of the deferred tax asset is dependent on whether there will be sufficient future taxable income of the appropriate character in the period during which deductible temporary differences reverse or within the carryback and carryforward periods available under tax law. Based on the available evidence, the Bank recorded a valuation allowance of $913,000 and $997,000 at June 30, 2015 and 2014, respectively.

A reconciliation of the income tax expense (benefit) and the amount computed by multiplying loss before income tax expense (benefit) by the statutory Federal income tax rate of 34% is as follows for the years ended June 30:

(In thousands)	2015	2014
Tax at statutory rate	$347	$407
State income tax benefit, net of Federal income tax benefit	5	65
Deferred tax asset valuation allowance	253	(1,916)
Other	(274)	482
Income tax expense	$331	$(962)
Effective tax rate	32.4%	(80.3)%

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt experience. Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We have net operating loss carryforwards for state and federal income tax purposes of approximately $2.7 million, respectively, which are available to offset future taxable income and which expire in the fiscal years ending June 30, 2030 through June 30, 2032.

The Company adopted the provisions of ASC Topic 740, “Income Taxes” which provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As a result of the Company’s evaluation of the implementation of Topic 740, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended June 30, 2015 and June 30, 2014. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statement of Operations. The Company did not recognize any interest and penalties for the years ended June 30, 2015 and June 30, 2014. The tax years subject to examination by the taxing authorities are the years ended June 30, 2014, 2013 and 2012.

(10)	Regulatory Matters

The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $250,000. The Bank pays an annual premium to provide for this insurance. The Bank is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (FHLBA) equal to at least 4.50% of the outstanding borrowings from the FHLBA plus the lesser of 0.20% of total assets or $25 million. The investment in the FHLBA stock is reported in the statement of financial condition as investment securities required by law. Purchases and sales of stock are made directly with the Bank at par value.

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $14.5 million of transaction accounts, reserves equal to 3% must be maintained on the next $89.1 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustments by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At June 30, 2015 and 2014, the Bank met its reserve requirements of $392,000 and $435,000, respectively.

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $657,000 for the payment of preferred stock dividends and debt service on the subordinated debentures. The only source of internal funds for the holding company is dividends from the Bank. The amount of dividends that can be paid to the Company from the Bank is limited by the retained earnings of the Bank in the current calendar year and the prior three calendar years. However, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

On May 6, 2010, the Company’s Board of Directors determined to suspend regular quarterly cash dividends on the $6.0 million in Series A Preferred Stock and $300,000 in Series B Preferred Stock. On the same date, the Company’s Board of Directors determined to suspend interest payments on the junior subordinated debentures. The Company’s Board of Directors took these actions in consultation with the Federal Reserve Bank of Richmond as required by recent regulatory policy guidance. The Company currently has sufficient capital and liquidity to pay the scheduled dividends on the preferred stock and interest on the junior subordinated debentures; however, the Company believes these decisions will better support the capital position of the Bank, a wholly owned subsidiary of the Company. As of June 30, 2015, a total of $2,386,000 in dividends on the Series A and B Preferred Stock and $1,237,000 in interest on the junior subordinated debentures had been deferred.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Company must maintain minimum capital and other requirements of regulatory authorities when declaring or paying dividends. The Company has complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of June 30, 2015 and 2014, that the Company meets all capital adequacy requirements to which it is subject.

As of June 30, 2015, the most recent notification from banking regulators categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well or adequately capitalized the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in tables below. There are no conditions or events since that notification that management believes have changed the institution's category.

At June 30, 2015, the Bank exceeded all regulatory minimum capital requirements. The holding company ratios do not differ significantly from the Bank’s ratios. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2015.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital (to Risk Weighted Assets)	$23,837	18.40%	$10,363	8.00%	$12,954	10.00%
Tier 1 Capital (to Risk Weighted Assets)	22,206	17.14%	5,181	4.00%	7,772	6.00%
Tier 1 Leverage Ratio	22,206	10.14%	8,760	4.00%	10,950	5.00%

At June 30, 2014, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2014.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital (to Risk Weighted Assets)	$22,026	16.46%	$10,702	8.00%	$13,378	10.00%
Tier 1 Capital (to Risk Weighted Assets)	20,338	15.20%	5,351	4.00%	8,027	6.00%
Tier 1 Leverage Ratio	20,338	8.89%	9,151	4.00%	11,438	5.00%

(11)	Stockholders' Equity and Related Matters

In 1995, the Bank converted from a federally chartered mutual savings association to a capital stock savings bank. Simultaneously, the Bank consummated the formation of a holding company, Patapsco Bancorp, Inc., of which the Bank is a wholly-owned subsidiary. In connection with the conversion, the Company publicly issued 362,553 shares of its common stock.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Federal regulations required that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Company after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion the liquidation account totaled approximately $6,088,000. In addition to the foregoing, certain bad debt reserves of approximately $2,561,000 deducted from income for federal income tax purposes and included in retained earnings of the Company, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by the Company, on the amount removed from the reserves for such distributions. The unrecorded deferred income tax liability on the above amount was approximately $989,000.

(12)	Preferred Stock

On December 19, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, the Company entered into a Letter Agreement, and the related Securities Purchase Agreement – Standard Terms (collectively, the “Purchase Agreement”), with the United States Department of the Treasury (“Treasury”), pursuant to which the Company issued (i) 6,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference of $1,000 per share (”Series A preferred stock”), and (ii) a warrant to purchase an additional $300,000 in preferred stock (“Series B preferred stock”), for an aggregate purchase price of $6.0 million.

The Series A preferred stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5% per annum until February 15, 2014. On February 15, 2014, the dividend rate increased to 9% per annum. On and after February 15, 2012, the Company may, at its option, redeem shares of Series A preferred stock, in whole or in part, at any time and from time to time, for cash at a per share amount equal to the sum of the liquidation preference per share plus any accrued and unpaid dividends to but excluding the redemption date. Prior to February 15, 2012, the Company may redeem shares of Series A preferred stock only if it has received aggregate gross proceeds of not less than $1,500,000 from one or more qualified equity offerings, and the aggregate redemption price may not exceed the net proceeds received by the Company from such offerings. The redemption of the Series A preferred stock requires prior regulatory approval.

On December 19, 2008, Treasury exercised all of the warrants on the Series B preferred stock at the exercise price of $0.01 per share. The Series B preferred stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 9% per annum. The Series B preferred stock may not be redeemed until all the Series A preferred stock has been redeemed.

The Series A preferred stock and Series B preferred stock were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Neither the Series A preferred stock nor the Series B preferred stock will be subject to any contractual restrictions on transfer.

(13)	Benefit Plans

2004 Stock Incentive Plan

In October 2004, the shareholders of the Company approved the 2004 Stock Incentive Plan. Under this plan, 90,000 shares of common stock are available for issuance under a variety of awards. An additional 40,146 shares were made available for issuance to settle past deferred compensation obligations. This new plan replaced the Director’s retirement plan that was effective since September 1995. At the time of adoption, the directors had the option to reallocate their deferred compensation assets.

In May 2009, the Board of Directors voted to terminate the directors deferred compensation portion of the Plan. Accordingly, 57,255 deferred shares were distributed to the respective directors in May 2010, and are now included as issued shares. The remaining portion of the Plan continues to remain in effect. As of June 30, 2015 there are not any non-vested shares outstanding under this plan.

A summary of the status of the Company’s non-vested shares as of June 30, 2015 is presented below:

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Common Shares	Weighted Average Grant-Date Fair Value
Non-Vested as of June 30, 2014	-	$-
Vested	-	-
Issued	-	-
Forfeited	-	-
Non-vested at June 30, 2015	-	$-

As of June 30, 2015 there was not any unrecognized compensation costs related to non-vested share-based compensation. During the year ended June 30, 2015, no restricted shares were issued to members of executive management. Compensation expense recognized in connection with these plans during the years ended June 30, 2015 and 2014 was $0 and ($1,000), respectively.

Stock Options

The Company's 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. In October 1996, the Company granted options to purchase 137,862 shares at $4.60 per share. There are no remaining options to be issued under this plan.

The Company’s 2000 Stock Option and Incentive Plan was approved by the stockholders at the 2000 annual meeting. The Plan provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant. The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Under this plan, in August 2001 the Company granted options to purchase 99,975 shares at $6.29 per share. There are 8,971 options eligible to be issued under this plan.

There were no changes in the Company’s stock option plans during the past two years and there are no stock options outstanding at June 30, 2015 and June 30, 2014.

401(K) Retirement Savings Plan

The Company has a 401(k) Retirement Savings Plan. Employees may contribute a percentage of their salary subject to limitations established by the Internal Revenue Service. The Company is obligated to contribute 3% of each employee's salary, whether or not the employee contributes their own money. All employees who have completed six months of service with the Company in which they have worked more than 500 hours, and are at least 21 years old, are eligible to participate. The Company's contribution to this plan was $59,000 and $67,000 for the years ended June 30, 2015 and 2014, respectively. Additionally, there is a discretionary profit sharing component to the 401K plan. There were no discretionary contributions for the plan for the years ended June 30, 2015 and 2014.

(14)	Fair Value Measurements

ASC Topic 825, “Financial Instruments” requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments as of June 30, 2015 and 2014.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

	2015		2014
	Carrying		Carrying
(In thousands)	Amount	Fair value	Amount	Fair value
Assets:
Cash and cash equivalents	$19,086	$19,086	$15,066	$15,066
Securities available for sale	20,069	20,069	25,274	25,274
Securities held to maturity	5,750	5,698	19,962	19,582
Loans receivable, net	162,449	171,174	159,680	166,185
Securities required by law	1,439	1,439	1,437	1,437
Accrued interest receivable	535	535	614	614
Liabilities:
Deposits	180,939	171,709	194,046	185,495
Long-term debt and junior subordinated debentures	14,000	14,402	19,000	19,547
Accrued interest payable	1,353	1,353	1,276	1,276
Off balance sheet instruments:
Commitments to extend credit	-	-	-	-

The following presents the carrying amount, fair value, and placement in the fair value hierarchy of the Company’s financial instruments not previously disclosed as of June 30, 2015. This table excludes financial instruments for which the carrying amount approximates fair value.

			(Level 1)	(Level 2)	(Level 3)
(In thousands) June 30, 2014	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Financial instruments – Assets
Loans receivable, net	$162,449	$171,174	$-	$-	$171,174
Financial instruments - Liabilities
Deposits	180,939	171,709	122,023	49,686	-
Long-term debt	14,000	14,402	-	14,402	-

Cash and Cash Equivalents - Due from Banks and Interest Bearings Deposits with Banks

The statement of financial condition carrying amounts for cash and due from banks, interest bearing deposits with banks and federal funds sold approximate the estimated fair values of such assets.

Securities Available for Sale

The fair value of securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Loans Receivable

Loans receivable were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, commercial, commercial real estate, commercial real estate construction and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms.

The fair value of loans was calculated by discounting anticipated cash flows based on weighted average contractual maturity, weighted average coupon and market rates.

Impaired Loans

The Company considers loans to be impaired when it becomes probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. All non-accrual loans and Troubled Debt Restructurings are considered impaired. The measurement of impaired loans is based on the present value of the expected cash flows discounted at the historical effective interest rate, the market price of the loan, or the fair value of the underlying collateral. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Real Estate Acquired Through Foreclosure and Other Repossessed Assets

Real estate acquired through foreclosure and other repossessed assets are initially recorded at the estimated fair value, net of estimated selling costs, and subsequently at the lower of carrying cost or fair value less estimated costs to sell. Fair value is determined utilizing third party appraisals, broker price opinions or other similar methods. Fair value is updated at least annually and more often if circumstances dictate.

Securities required by Law

The carrying amount of securities required by law approximates its fair value.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing deposits, interest bearing NOW accounts and statement savings accounts, is equal to the carrying amounts. The fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using market rates.

Long-Term Debt and Junior Subordinated Debentures

The fair value of long-term debt was based on the discounted value of contractual cash flows, using market rates.

Accrued Interest Payable

The carrying amount of accrued interest payable approximates its fair value.

Off-Balance Sheet Financial Instruments and Standby Letters of Credit

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business, including mortgage loan commitments, undisbursed lines of credit on commercial business loans and standby letters of credit. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The fair values of such commitments are immaterial.

The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.

The Company complies with ASC Topic 820, “Fair Value Measurements and Disclosures,” which defines the concept of fair value, establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. ASC Topic 820 applies only to fair value measurements required or permitted under current accounting pronouncements, but does not require any new fair value measurements. Fair value is defined as the price to sell an asset or to transfer a liability in an orderly transaction between willing market participants as of the measurement date. The statement also expands disclosures about financial instruments that are measured at fair value and eliminates the use of large position discounts for financial instruments quoted in active markets. The disclosure’s emphasis is on the inputs used to measure fair value and the effect of the measurement on earnings for the period.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

ASC Topic 820 clarifies how an entity would determine fair value in an inactive market and defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. ASC Topic 820 provides additional guidance in determining when the volume and level of activity for the asset or liability has significantly decreased. It also includes guidance on identifying circumstances when a transaction may not be considered orderly. ASC Topic 820 provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value. This guidance clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. The guidance provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

The Company has an established and documented process for determining fair values. Fair value is based on quoted market prices, when available. If listed prices or quotes are not available, fair value is based on fair value models that use market participant or independently sourced market data, which include discount rate, interest rate yield curves, prepayment speeds, bond ratings, credit risk, loss severities, default rates, and expected cash flow assumptions. In addition, valuation adjustments may be made in the determination of fair value. These fair value adjustments may include amounts to reflect counterparty credit quality, creditworthiness, liquidity, and other unobservable inputs that are applied consistently over time. These adjustments are estimated and therefore, subject to managements’ judgment, and at times, may be necessary to mitigate the possibility of error or revision in the estimate of the fair value provided by the model. The Company has various controls in place to ensure that the valuations are appropriate, including review and approval of the valuation models, benchmarking, comparison to similar products, and reviews of actual cash settlements. The methods described above may produce fair value calculations that may not be indicative of the net realizable value or reflective of future fair values. While the Company believes its valuation methods are consistent with other financial institutions, the use of different methods or assumptions to determine fair values could result in different estimates of fair value.

ASC Topic 820 established a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based on the inputs used to value the particular asset or liability at the measurement date. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices of identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Each financial instrument’s level assignment within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement for that particular category.

There were no transfers of assets between fair value Level 1 and Level 2 for the year ended June 30, 2015.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For financial assets measured at fair value on a recurring and nonrecurring basis, the fair value measurements by level within the fair value hierarchy used are as follows:

	At June 30, 2015
(In thousands)	Total	Level 1	Level 2	Level 3
Measured at fair value on a recurring basis:
Securities available for sale
U.S. Government agencies	$1,006	$-	$1,006	$-
Mortgage-backed securities, residential	2,185	-	2,185	-
Collateralized mortgage obligations, agencies	16,878	-	16,878	-
Total securities available for sale	$20,069	$-	$20,069	$-

Measured at fair value on a nonrecurring basis:
Impaired Loans	$910	$-	$-	$910
Real estate acquired through foreclosure and other repossessed assets	$-	$-	$-	$-

	At June 30, 2014
(In thousands)	Total	Level 1	Level 2	Level 3
Measured at fair value on a recurring basis:
Securities available for sale
Corporate bonds	$1,001	$-	$1,001	$-
U.S. Government agencies	986	-	986	-
Mortgage-backed securities, residential	2,729	-	2,729	-
Collateralized mortgage obligations, agencies	20,558	-	20,558	-
Total securities available for sale	$25,274	$-	$25,274	$-

Measured at fair value on a nonrecurring basis:
Impaired Loans	$1,702	$-	$-	$1,702
Real estate acquired through foreclosure and other repossessed assets	$7	$-	$-	$7

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs have been used to determine fair value:

(in thousands) June 30, 2015	Fair Value Estimate	Valuation Technique	Unobservable Input	Range
Impaired loans	$910	Appraisal of collateral (1)	Appraisal adjustments (2)	0 – 20%

Repossessed real estate and other assets	$-

(1)	Fair value is generally determined through independent appraisals of the underlying collateral that generally include various level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(15)	Condensed Financial Information (Parent Company Only)

Summarized financial information for the Company is as follows as of and for the years ended June 30:

(In thousands)
Statements of Financial Condition	2015	2014
Cash	$208	$222
Equity in net assets of the bank	22,237	21,386
Other assets	235	206
Total Assets	$22,680	$21,814

Accrued expenses and other liabilities	$1,391	$1,279
Subordinated Debentures	5,000	5,000
Stockholders' equity	16,289	15,535
Total Liabilities & Stockholders’ Equity	$22,680	$21,814

(In thousands)
Statements of Operations	2015	2014
Total Interest Income	$-	$-
Total Interest Expense	113	113
Non-interest Income	-	-
Non-interest Expense	55	1
Loss before equity in net income of subsidiary and income tax provision	(168)	(114)
Net income of subsidiary	787	2,223
Net Income before income tax provision	619	2,109
Income tax provision	(71)	(51)
Net income	$690	$2,160

(In thousands)
Statements of Cash Flows	2015	2014
Operating activities:
Net income	$690	$2,160
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in net income of subsidiary	(787)	(2,223)
(Increase) decrease in other assets	(29)	(48)
Increase in accrued expenses and other liabilities	112	110
Net cash used in operating activities	(14)	(1)
Net decrease in cash and cash equivalents	(14)	(1)
Cash and cash equivalents, beginning of year	222	223
Cash and cash equivalents, end of year	$208	$222

(16)	Subsequent Events

On March 2, 2015, we entered into an Agreement and Plan of Merger with Howard Bancorp, Inc., a Maryland corporation (“Howard”). The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Patapsco will merge with and into Howard, with Howard continuing as the surviving entity. Immediately following the consummation of the merger, The Patapsco Bank, a Maryland-state chartered commercial bank and wholly-owned subsidiary of Patapsco Bancorp, will merge with and into Howard Bank, with the Howard Bank continuing as the surviving entity. Consummation of the merger is subject to customary closing conditions. Required stockholder and regulatory approvals have been obtained, and we currently expect to close this merger on August 28, 2015.